Kohl's Corporation Reports First Quarter Financial Results

MENOMONEE FALLS, Wis., May 11, 2017-- Kohl’s Corporation (NYSE:KSS) today reported results for the quarter ended April 29, 2017.

($ in millions)	2017	2016	Change
Total sales	$3,843	$3,972	(3.2)%
Comparable store sales	(2.7)%	(3.9)%	—
Gross margin	36.4%	35.5%	83 bp
Selling, general, and administrative expenses	$975	$1,008	(3)%
Reported
Net income	$66	$17	288%
Diluted earnings per share	$0.39	$0.09	333%
Excluding non-recurring items*
Net income	$66	$58	14%
Diluted earnings per share	$0.39	$0.31	26%
*Excludes Impairments, store closing and other costs in 2016.

Kevin Mansell, Kohl's chairman, chief executive officer and president, said, "We are encouraged by the significant improvement in sales and traffic for the March and April period, after a weak February start to the first quarter. Continued strong inventory management led to a major improvement in gross margin, and our teams managed expenses exceptionally well. I am pleased to say that combined together these efforts led to an increase in income for the period."

Dividend
On May 10, 2017, the Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.55 per share. The dividend is payable June 21, 2017 to shareholders of record at the close of business on June 7, 2017.

Store Update
Kohl’s ended the quarter with 1,154 Kohl's stores, 12 FILA Outlet stores, and three Off/Aisle clearance centers in 49 states, compared with 1,167 Kohl's stores at the same time last year.

First Quarter 2017 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on May 11, 2017. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701. The conference ID for both the live call and the replay is 413286. The conference call and replays are also accessible via the Company's web site at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly

$600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

Contacts
Investor Relations:
Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:
Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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KOHL’S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	April 29, 2017	April 30, 2016
Net sales	$3,843	$3,972
Cost of merchandise sold	2,445	2,560
Gross margin	1,398	1,412
As a percent of net sales	36.4%	35.5%
Operating expenses:
Selling, general, and administrative	975	1,008
As a percent of net sales	25.4%	25.4%
Depreciation and amortization	238	234
Impairments, store closing and other costs	—	64
Operating income	185	106
Interest expense, net	76	79
Income before income taxes	109	27
Provision for income taxes	43	10
Net income	$66	$17

Average number of shares:
Basic	170	183
Diluted	171	184

Net income per share:
Basic	$0.39	$0.09
Diluted	$0.39	$0.09

Excluding non-recurring items*
Net income	$66	$58
Diluted net income per share	$0.39	$0.31
*Excludes Impairments, store closing and other costs in 2016.

KOHL’S CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in Millions)	April 29, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$625	$423
Merchandise inventories	3,991	4,084
Other	328	348
Total current assets	4,944	4,855
Property and equipment, net	8,069	8,230
Other assets	231	219
Total assets	$13,244	$13,304

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,480	$1,346
Accrued liabilities	1,088	1,126
Income taxes payable	137	48
Current portion of capital lease and financing obligations	134	127
Total current liabilities	2,839	2,647
Long-term debt	2,795	2,793
Capital lease and financing obligations	1,657	1,770
Deferred income taxes	285	239
Other long-term liabilities	674	558
Shareholders' equity	4,994	5,297
Total liabilities and shareholders' equity	$13,244	$13,304

KOHL’S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
(Dollars in Millions)	April 29, 2017	April 30, 2016
Operating activities
Net income	$66	$17
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	238	234
Share-based compensation	10	12
Deferred income taxes	13	(18)
Impairments, store closing and other costs	—	64
Other non-cash revenues and expenses	(12)	7
Changes in operating assets and liabilities:
Merchandise inventories	(193)	(44)
Other current and long-term assets	42	(15)
Accounts payable	(27)	95
Accrued and other long-term liabilities	(117)	(125)
Income taxes	26	(87)
Net cash provided by operating activities	46	140
Investing activities
Acquisition of property and equipment	(216)	(177)
Proceeds from sale of property and equipment	13	3
Net cash used in investing activities	(203)	(174)
Financing activities
Treasury stock purchases	(156)	(126)
Shares withheld for taxes on vested restricted shares	(10)	(12)
Dividends paid	(94)	(91)
Capital lease and financing obligation payments	(32)	(31)
Proceeds from stock option exercises	—	6
Proceeds from financing obligations	—	4
Net cash used in financing activities	(292)	(250)
Net decrease in cash and cash equivalents	(449)	(284)
Cash and cash equivalents at beginning of period	1,074	707
Cash and cash equivalents at end of period	$625	$423